Exhibit 99.13.c

Bow River Capital Evergreen Fund Exhibit 13(c) to Form N-CSR

Proxy Voting Policy and Procedures

Bow River Capital Evergreen Fund (the “Fund”) has adopted the following Proxy Voting Policy and Procedures (the “Fund’s Policy”), as set forth below, in recognition of the fact that proxy voting is an important component of investment management and must be performed in a dutiful and purposeful fashion in order to advance the best interests of the Fund’s shareholders.

Shareholders of the Fund expect the Fund to vote proxies received from issuers whose voting securities are held by the Fund. The Fund exercises its voting responsibilities as a fiduciary, with the goal of maximizing the value of the Fund and its shareholder’s investments. Bow River Advisers, LLC (the “Adviser”) will seek to ensure that proxies are voted in the best interests of the Fund and its shareholders except where the Fund may be required by law to vote proxies in the same proportion as the vote of all other shareholders (i.e., “echo vote”).

1.	Delegation of Proxy Voting to the Adviser

The Adviser shall vote all proxies relating to securities held by the Fund and, in that connection subject to any further policies and procedures contained herein, shall use proxy voting policies and procedures (“Proxy Policy”) adopted by the Adviser in conformance with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

2.	Disclosure of Proxy Voting Policy and Procedure in the Fund’s Statement of Additional Information (“SAI”) and Annual Report to Shareholders

The Fund shall include in annual report to shareholders on Form N-CSR, and in any SAI filed with the Securities and Exchange Commission (“SEC”) in connection with a registration statement on Form N-2/A a summary of the Proxy Policy. In lieu of including a summary of policy, the Fund may include the policy in full.

3.	Material Conflicts of Interest

If (i) the Adviser knows that a vote presents a material conflict between the interests of: (a) shareholders of the Fund, and (b) the Adviser or any of affiliated persons; and (ii) the Adviser proposes to vote on the particular issue in the manner not prescribed by its Proxy Policy, then the Adviser will follow the material conflict of interest procedures set forth in the Adviser’s Proxy Policy when voting such proxies.

4.	Adviser and Fund CCO Responsibilities

The Fund has delegated proxy voting authority with respect to the Fund’s portfolio securities to the Adviser, as set forth above. Consistent with this delegation, the Adviser is responsible for the following:

a.	Implementing written policies and procedures, in compliance with Rule 206(4)-6 under the Advisers Act, reasonably designed to ensure that the Adviser votes portfolio securities in the best interest of shareholders of the Fund owning the portfolio securities voted.
b.	Providing a summary of the material changes to a proxy policy during the period covered by the Adviser CCO’s annual compliance report to the Fund’s Chief Compliance Officer (“CCO”), and a redlined copy of such Proxy Policy as applicable.

c.	The Adviser CCO shall review each applicable Proxy Policy at least annually to ensure compliance with Rule 206(4)-6 under the Advisers Act, and appear reasonably designed to ensure that the Adviser votes portfolio securities in the best interest of shareholders of the Fund which owns the portfolio securities voted, as applicable.

5.	Review Responsibilities

The Adviser may retain a proxy-voting service to coordinate, collect, and maintain all proxy-related information.

If the Adviser retains a proxy-voting service, the Adviser will review the Fund’s voting records maintained by the service provider, select a sample of proxy votes from those submitted, and examine them against the proxy voting service files for accuracy of the votes at least annually in regard to adhering to foregoing policy guidelines.

6.	Preparation and Filing of Proxy Voting Record on Form N-PX

The Fund will file its complete proxy voting record with the SEC on Form N-PX annually by August 31 of each year.

The Fund’s Administrator will be responsible for the oversight and completion of the filing of Form N-PX with the SEC. The Fund’s Administrator will file Form N-PX for each twelve-month period ended June 30, and the filing for each year will be made with the SEC on or before August 31 of that year.

7.	Recordkeeping

Documentation of all votes for the Fund will be maintained by the Adviser through a third-party proxy voting service.

Adopted: August 28, 2020

Last updated: April 1, 2023

Policy on Proxy Voting

March 2022

This Policy on Proxy Voting (“Policy”) is the property of Bow River Advisers, LLC., doing business as Bow River Capital (“Bow River Capital” or the “Company”). Electronic copies of this Policy must be deleted and hardcopies must be returned to the Company if an individual’s association with the Company terminates for any reason.

The policies and procedures set forth herein supersede previous manuals, policies, and procedures.

© 2022 Bow River Advisers, LLC. All rights reserved.

Introduction

This Policy is intended to establish the rules and requirements surrounding the voting of proxies at Bow River Capital.

All Employees must abide by this Policy. Employees should speak to the CCO or, in his absence, the CEO, CFO or COO regarding any questions about this Policy, or if he or she feels that the Policy should be changed or updated.

Capitalized terms are defined in the Definitions section of this Policy.

Definitions

The following defined terms are used throughout this Manual. Other capitalized terms are defined within specific sections of the Manual.

Advisers Act	The Investment Advisers Act of 1940.

Employees	Bow River Capital’s officers, directors, principals, and employees.

Bow River Capital	Bow River Advisers, LLC., an investment adviser registered with the SEC.

CCO	James D. Kerr, Bow River Capital’s Chief Compliance Officer and Senior Counsel.

CEO	Blair E. Richardson, Bow River Capital’s Chief Executive Officer.

CFO	Jamison Davis, Bow River Capital’s Chief Financial Officer.

COO	Jane Ingalls, Bow River Capital’s Chief Operating Officer.

Clients	Funds and co-investment vehicles for which Bow River Capital provides investment advisory services. The underlying Investors in pooled investment vehicles advised by Bow River Capital are not Clients of Bow River Capital.

Investor	A limited partner or shareholder in a Bow River Capital Client (i.e., pooled investment vehicle advised by Bow River Capital or an affiliate).

IC Act	The Investment Company Act of 1940.

Policy	The Bow River Capital Proxy Voting Policy and Procedures.

Proxy Committee	A majority quorum of the CEO, CCO, CFO, COO and the Managing Director(s) responsible for the Client conducting a proxy vote.

Security	The SEC defines the term “Security” broadly to include stocks, bonds, certificates of deposit, options, interests in Private Placements, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a security. Any questions about whether an instrument is a security for purposes of the Federal securities laws should be directed to the CCO.

SEC	The Securities and Exchange Commission.

Securities Act	The Securities Act of 1933.

Proxy voting

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters. As part of its responsibilities to the Funds, Bow River Capital votes proxies for Securities held in the Funds.

The federal securities laws do not specifically address how an adviser must exercise its proxy voting authority for its clients. Under the Advisers Act, however, an adviser is a fiduciary that owes each of its clients a duty of care and loyalty with respect to all services undertaken on the client’s behalf, including proxy voting. The duty of care requires an adviser with proxy voting authority to monitor corporate events and to vote the proxies in the best interests of the client, without placing the adviser’s own interests ahead of the client.

Rule 206(4)-6 under the Advisers Act requires each registered investment adviser that exercises proxy voting authority with respect to client securities to:

•	Adopt and implement written policies and procedures reasonably designed to ensure that the adviser votes client securities in the clients’ best interests. Such policies and procedures must address the manner in which the adviser will resolve material conflicts of interest that can arise during the proxy voting process;

•	Disclose to clients how they may obtain information from the adviser about how the adviser voted with respect to their securities; and

•	Describe to clients the adviser’s proxy voting policies and procedures and, upon request, furnish a copy of the policies and procedures.

Additionally, paragraph (c)(2) of Rule 204-2 imposes additional recordkeeping requirements on investment advisers that execute proxy voting authority, as described in the Maintenance of Books and Records section of the Bow River Capital Compliance Manual.

The Advisers Act lacks specific guidance regarding an adviser’s duty to direct clients’ participation in class actions. However, many investment advisers adopt policies and procedures regarding class actions.

Risks

In developing these policies and procedures, Bow River Capital considered numerous risks associated with the proxy voting process. This analysis includes risks such as:

•	Bow River Capital lacks written proxy voting policies and procedures;
•	Proxies are not identified and processed in a timely manner;
•	Proxies are not voted in Clients’ best interests;
•	Conflicts of interest between Bow River Capital and a Client are not identified or resolved appropriately;
•	Third-party proxy voting services do not vote proxies according to Bow River Capital’s instructions and in Clients’ and Investor’s best interests; and

•	Proxy voting records, Investor’s requests for proxy voting information, and Bow River Capital’s responses to such requests, are not properly maintained;

Bow River Capital has established the following guidelines as an attempt to mitigate these risks.

Policies and Procedures

Most of Bow River Capital’s private fund Clients invest in non-public companies or real property, which assets typically do not issue proxies. However, the Bow River Capital Evergreen Private Equity Fund (“Fund”) may from time to time receive a proxy solicitation (typically related to publicly traded Securities comprising the liquid asset portion of its portfolio). Upon receipt of a proxy voting solicitation, Bow River Capital will vote each proxy in accordance with its fiduciary duty to its Client. Proxies are assets of Bow River Capital’s Clients that must be voted with diligence, care, and loyalty. Bow River Capital will generally seek to vote proxies in a way that maximizes the value of Clients’ assets. However, Bow River Capital does not abide by any specific proxy voting instructions conveyed by an Investor with respect to the Private Funds’ Securities.

With respect to its private fund Clients, action taken by Bow River Capital via shareholder consent (or similar instrument) or by Employees’ service on a portfolio company board of directors do not constitute proxy voting activity subject to this policy. However, Bow River Capital will perform such services in keeping with its core fiduciary obligations to its clients.

PROXY ADMINISTRATION

The Proxy Committee has developed this Policy and oversees the voting process for the Clients. Upon receipt, all proxy voting requests must be immediately forwarded to the members of the Proxy Committee. The Proxy Committee analyzes each proxy request on a case-by-case basis. Bow River Capital does not utilize a third-party proxy advisory service and, as a result, in exercising its voting authority, the Proxy Committee relies upon the firm’s own fundamental research, which may incorporate independent research provided by outside groups, and information presented by company managements and shareholder groups. Bow River Capital may cast different votes at the same shareholder meeting, where doing so is in the best interests of each voting Client. The Proxy Committee shall document in writing its rationale with respect to each proxy vote cast.

Practicalities and costs involved with international investing may make it impossible at times, and at other times disadvantageous, to vote proxies in every instance. For example, Bow River Capital might refrain from voting if a Bow River Capital Employee is required to appear in person at a shareholder meeting or if the exercise of voting rights results in the imposition of trading or other ownership restrictions.

FIDUCIARY CONSIDERATIONS

Bow River Capital’s decisions with respect to proxy issues are made in light of the anticipated impact of the issue on the desirability of the Client’s investment in the Security. Proxies are voted solely in the interests of the Client and Bow River Capital Fund shareholders or investors.

MONITORING AND RESOLVING CONFLICTS OF INTEREST

The Proxy Committee is also responsible for monitoring and resolving possible conflicts between the interests of Bow River Capital and those of its Clients with respect to proxy voting. The firm has adopted safeguards to ensure that its voting of proxies is not influenced by interests other than those of the Fund shareholders and Clients. When considering membership for the Proxy Committee, it was determined to be in the best interest of the Fund and Clients not to include individuals whose primary duties relate to client relationship management, marketing, or sales.

The Proxy Committee also assesses whether any business or other relationships between Bow River Capital and a portfolio company could have influenced a proxy vote. Issues raising possible conflicts of interest are referred to designated members of the Proxy Committee for immediate resolution prior to the time the firm’s vote is cast. With respect to personal conflicts of interest, Bow River Capital’s Code of Ethics requires all Employees to avoid placing themselves in a “compromising position” where their interests may conflict with those of the firm’s Clients and restricts their ability to engage in certain outside business activities. Proxy Committee members with a personal conflict of interest regarding a particular proxy vote must recuse themselves and not participate in the voting decisions with respect to that proxy. The Proxy Committee may seek the advice of counsel or other third-party consultants to address conflicts, as necessary.

PROXY VOTE FILINGS

All Funds registered under the IC Act, regardless of their fiscal years, must file with the SEC by August 31, their proxy voting records (or confirm no proxy votes were cast) for the most recent 12-month period ended June 30.

DISCLOSURES TO INVESTORS, PROSPECTIVE INVESTORS AND THIRD PARTIES

Bow River Capital includes a description of its policies and procedures regarding proxy voting in Part 2 of Form ADV. In addition, Investors can contact the CCO to obtain a copy of these policies and procedures and information about how Bow River Capital voted with respect to its Funds.

Any request for information about proxy voting should be promptly forwarded to the CCO, who will respond to any such requests.

As a matter of policy, Bow River Capital does not disclose how it expects to vote on upcoming proxies.